Exhibit 99.1

Independence Contract Drilling, Inc. Reports Unaudited Financial Results For The First Quarter Ended March 31, 2022

HOUSTON, May 5, 2022 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended March 31, 2022.

First quarter 2022 Highlights

  Net loss, as defined below, of $12.2 million, or $1.08 per share.
  Adjusted net loss, as defined below, of $11.2 million, or $0.99 per share.
  Adjusted EBITDA, as defined below, of $3.6 million, representing an approximate 146% sequential improvement from the fourth quarter of 2021.
  Net debt, excluding finance leases and net of deferred financing costs, of $140.1 million.
  Marketed fleet utilization of 68%.
  Fully burdened margin of $5,754 per day.

In the first quarter of 2022, the Company reported revenues of $35.0 million, a net loss of $12.2 million, or $1.08 per share, adjusted net loss (defined below) of $11.2 million, or $0.99 per share, and adjusted EBITDA (defined below) of $3.6 million. These results compare to revenues of $15.5 million, a net loss of $16.0 million, or $2.58 per share, adjusted net loss of $16.4 million, or $2.64 per share, and adjusted EBITDA loss of $2.0 million in the first quarter of 2021, and revenues of $28.6 million, a net loss of $31.5 million, or $3.23 per share, an adjusted net loss of $13.2 million, or $1.35 per share, and adjusted EBITDA of $1.5 million in the fourth quarter of 2021.

Chief Executive Officer Anthony Gallegos commented, "We are pleased that increasing demand, pricing and margin generating capability for ICD's pad optimal, super-spec ShaleDriller rigs are reflected in our first quarter 2022 results, in-line with our prior forecasts. More exciting is that we expect an incremental 30% to 35% sequential improvement in margin per day during the second quarter of 2022. Based on our outlook and contract roll-over schedule, we expect continued meaningful improvements in our rig margin metric as this upcycle continues to unfold. Leading edge dayrates for pad-optimal 300 series superspec rigs are now $30,000 per day or higher and we believe the very limited supply of this class of rig will drive further dayrate and margin improvements the back half of this year and into 2023.

I could not be more excited about ICD's strategic positioning in this market dynamic. With our focus on short-term, pad-to-pad contracts, we are poised to quickly convert this rapidly improving dayrate momentum into our reported results. Right now, we do not have a single contract extending past mid-October. With our term loan refinancing now complete, we have resumed our rig reactivation plans with our 18th rig expected to be placed into service early in the third quarter and two additional reactivations planned during the remainder of the year. All three of these incremental rigs will be 300 series rigs. Rigs meeting our 300 series specifications are in the shortest supply and enjoy the highest demand in the industry. These rigs earn the highest dayrate and margins, and we expect each of these rig reactivation investments to pay back in less than one year and yield meaningful investment returns. We believe all of this sets up ICD very nicely to reach our goal of entering 2023 generating rig margins of $10,000 per day or more.

We also continue to enhance our customer mix and recently contracted a rig with one of the very largest independent oil and gas operators in the Permian basin. On the ESG front, I am extremely proud that ICD was selected by an existing customer, one of the largest international E&P companies in the world, to drill their pilot carbon capture well program in the lower 48. I believe the selection of ICD for this high-profile operation is further validation of the quality of our equipment, drilling teams and operations, and reflects the confidence that our customers have in us to provide the safest and most efficient contract drilling services in our industry."

Quarterly Operational Results

In the first quarter of 2022, operating days increased sequentially by 6% compared to the fourth quarter of 2021. The Company's marketed fleet operated at 68% utilization and recorded 1,463 revenue days, compared to 929 revenue days in the first quarter of 2021, and 1,378 revenue days in the fourth quarter of 2021.

Operating revenues in the first quarter of 2022 totaled $35.0 million, compared to $15.5 million in the first quarter of 2021 and $28.6 million in the fourth quarter of 2021. Revenue per day in the first quarter of 2022 was $21,823, compared to $15,465 in the first quarter of 2021 and $19,042 in the fourth quarter of 2021. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs.

Operating costs in the first quarter of 2022 totaled $27.2 million, compared to $14.5 million in the first quarter of 2021 and $24.0 million in fourth quarter of 2021. There were no operating costs during the first quarter of 2022 or fourth quarter of 2021 associated with the reactivation of rigs compared to $1.1 million during the first quarter of 2021. Fully burdened operating costs were $16,069 per day in the first quarter of 2022, compared to $12,663 in the first quarter of 2021 and $15,504 in the fourth quarter of 2021. Sequential increases in operating costs per day were driven primarily by higher labor costs associated with increases in field-level wages.

Excluding the impact from reactivation costs, fully burdened rig operating margins in the first quarter of 2022 were $5,754 per day, compared to $2,802 per day in the first quarter of 2021 and $3,538 per day in the fourth quarter of 2021. The Company currently expects per day operating margins in the second quarter of 2022 to increase sequentially between 30% and 35% compared to the first quarter 2022, driven primarily by favorable dayrate momentum.

Selling, general and administrative expenses in the first quarter of 2022 were $5.2 million (including $1.0 million of non-cash compensation), compared to $3.7 million (including $0.7 million of non-cash compensation) in the first quarter of 2021 and $3.9 million (including $0.8 million of non-cash compensation) in the fourth quarter of 2021. The sequential increase in cash selling, general and administrative expenses was primarily due to reinstitution of pre-COVID pay levels.

Drilling Operations Update

The Company exited the first quarter with 17 rigs operating, with our 18th rig scheduled to be reactivated early in the third quarter of 2022. Overall, the Company's operating rig count averaged 16.3 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer was $13.1 million as of March 31, 2022. This backlog excludes rigs operating on short term pad-to-pad drilling contracts. All of this backlog is expected to be realized during 2022.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the first quarter of 2022, net of asset sales and recoveries, were $5.7 million. This included $4.5 million associated with prior period deliveries.

As of March 31, 2022, the Company had cash on hand of $9.3 million, a revolving line of credit with availability of $12.0 million, and $157.5 million principal amount outstanding under its new convertible notes.

During the first quarter of 2022, the Company issued an aggregate of 1.1 million shares of its common stock through at-the-market ("ATM") offerings raising $3.6 million of gross proceeds.

Conference Call Details

A conference call for investors will be held today, May 5, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2022 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 9952288. The replay will be available until May 12, 2022.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

Certain Defined Terms

Pad-Optimal, Super-Spec Rig is defined as an AC powered rig with minimum 20,000ft racking capacity, 1500HP+ drawworks, 750,000lb hookload, three high pressure pumps, four engines and omni-directional walking system. Such rigs also include dual fuel, hi-line power and drilling optimization software options.

300 Series Rigs are defined as a Pad-Optimal, Super-Spec rig with the following additional characteristics: 25,000ft+ racking capacity, hi-torque top drives, and 1,000,000lb hookload option.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$9,342	$4,140
Accounts receivable, net of allowance of $0.1 million and zero, respectively	24,231	22,211
Inventories	1,301	1,171
Prepaid expenses and other current assets	4,549	4,787
Total current assets	39,423	32,309
Property, plant and equipment, net	358,760	362,346
Other long-term assets, net	2,201	2,449
Total assets	$400,384	$397,104
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$3,902	$4,464
Accounts payable	18,829	15,304
Accrued liabilities	10,681	15,617
Current portion of merger consideration payable to an affiliate	—	2,902
Total current liabilities	33,412	38,287
Long-term debt (2)	150,663	141,740
Deferred income taxes, net	18,613	19,037
Other long-term liabilities	1,894	2,811
Total liabilities	204,582	201,875
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 13,698,851 and 10,287,931 shares issued, respectively, and 13,617,005 and 10,206,085 shares outstanding, respectively	136	102
Additional paid-in capital	545,575	532,826
Accumulated deficit	(345,986)	(333,776)
Treasury stock, at cost, 81,846 shares and 81,846 shares, respectively	(3,923)	(3,923)
Total stockholders' equity	195,802	195,229
Total liabilities and stockholders' equity	$400,384	$397,104

(1)	As of March 31, 2022 and December 31, 2021, current portion of long-term debt includes $3.9 million and $4.5 million, respectively, of finance lease obligations.

(2)	As of March 31, 2022 and December 31, 2021, long-term debt includes $1.3 million and $1.3 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Revenues	$34,991	$15,542	$28,561
Costs and expenses
Operating costs	27,165	14,541	24,047
Selling, general and administrative	5,228	3,686	3,870
Depreciation and amortization	9,751	9,989	9,671
Asset impairment	—	43	25
Gain on disposition of assets, net	(516)	(435)	(63)
Other expense	—	—	150
Total costs and expenses	41,628	27,824	37,700
Operating loss	(6,637)	(12,282)	(9,139)
Interest expense	(4,461)	(3,709)	(3,899)
Loss on extinguishment of debt	(1,533)	—	—
Loss before income taxes	(12,631)	(15,991)	(13,038)
Income tax (benefit) expense	(421)	34	18,446
Net loss	$(12,210)	$(16,025)	$(31,484)

Loss per share:
Basic and diluted	$(1.08)	$(2.58)	$(3.23)
Weighted average number of common shares outstanding:
Basic and diluted	11,303	6,215	9,743

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(12,210)	$(16,025)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	9,751	9,989
Asset impairment	—	43
Stock-based compensation	731	537
Gain on disposition of assets, net	(516)	(435)
Non-cash interest expense	3,193	—
Loss on extinguishment of debt	1,533	—
Amortization of deferred financing costs	250	279
Deferred income taxes	(421)	34
Bad debt expense	60	—
Changes in operating assets and liabilities
Accounts receivable	(2,079)	(317)
Inventories	(130)	(33)
Prepaid expenses and other assets	386	323
Accounts payable and accrued liabilities	(2,209)	(685)
Net cash used in operating activities	(1,661)	(6,290)
Cash flows from investing activities
Purchases of property, plant and equipment	(6,279)	(1,742)
Proceeds from the sale of assets	589	654
Net cash used in investing activities	(5,690)	(1,088)
Cash flows from financing activities
Proceeds from issuance of convertible debt	157,500	—
Repayments under Term Loan Facility	(139,076)	—
Borrowings under Revolving ABL Credit Facility	1,500	—
Repayments under Revolving ABL Credit Facility	(2)	(8)
Payment of merger consideration	(2,902)	—
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	3,360	521
Proceeds from issuance of common stock under purchase agreement	—	874
RSUs withheld for taxes	(32)	(11)
Convertible debt issuance costs	(6,601)	—
Payments for finance lease obligations	(1,194)	(837)
Net cash provided by financing activities	12,553	539
Net increase (decrease) in cash and cash equivalents	5,202	(6,839)
Cash and cash equivalents
Beginning of period	4,140	12,279
End of period	$9,342	$5,440

	Three Months Ended March 31,
	2022	2021

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$4,262	$3,171
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(701)	$70
Additions to property, plant and equipment through finance leases	$604	$376
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(7)	$—
Transfer of assets from held and used to held for sale	$—	$(550)
Shares issued for structuring fee	$9,163	$—

The following table provides various financial and operational data for the Company's operations for the three months ended March 31, 2022 and 2021 and December 31, 2021. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Number of marketed rigs end of period (1)	24	24	24
Rig operating days (2)	1,463	929	1,378
Average number of operating rigs (3)	16.3	10.3	15.0
Rig utilization (4)	68%	43%	62%
Average revenue per operating day (5)	$21,823	$15,465	$19,042
Average cost per operating day (6)	$16,069	$12,663	$15,504
Average rig margin per operating day	$5,754	$2,802	$3,538

(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $3.1 million, $1.2 million and $2.3 million during the three months ended March 31, 2022 and 2021, and December 31, 2021, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $3.1 million, $1.2 million and $2.3 million during the three months ended March 31, 2022 and 2021, and December 31, 2021, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.6 million, $0.5 million and $0.4 million during the three months ended March 31, 2022 and 2021, and December 31, 2021, respectively; and (iii) rig reactivation costs, inclusive of new crew training costs, of zero, $1.1 million and zero during the three months ended March 31, 2022 and 2021, and December 31, 2021, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; gain or loss on extinguishment of debt and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gain or loss on disposition of assets, gain or loss on extinguishment of debt and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:
	(Unaudited)
	Three Months Ended
	March 31,				December 31,
	2022		2021		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(12,210)	$(1.08)	$(16,025)	$(2.58)	$(31,484)	$(3.23)
Add back:
Asset impairment (1)	—	—	43	0.01	25	—
Gain on disposition of assets, net (2)	(516)	(0.05)	(435)	(0.07)	(63)	(0.01)
Purchase agreement costs (3)	—	—	—	—	150	0.02
Non-cash income tax expense related to IRC Section 382 limitation (4)	—	—	—	—	18,192	1.87
Loss on extinguishment of debt (5)	1,533	0.14	—	—	—	—
Adjusted net loss	$(11,193)	$(0.99)	$(16,417)	$(2.64)	$(13,180)	$(1.35)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:
	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
(in thousands)
Net loss	$(12,210)	$(16,025)	$(31,484)
Add back:
Income tax (benefit) expense	(421)	34	18,446
Interest expense	4,461	3,709	3,899
Depreciation and amortization	9,751	9,989	9,671
Asset impairment (1)	—	43	25
EBITDA	1,581	(2,250)	557
Gain on disposition of assets, net (2)	(516)	(435)	(63)
Stock-based and deferred compensation cost	977	673	808
Purchase agreement costs (3)	—	—	150
Loss on extinguishment of debt (5)	1,533	—	—
Adjusted EBITDA	$3,575	$(2,012)	$1,452

(1)	In the first quarter of 2021, the Company recorded an asset impairment of $43 thousand related to the pending sale of one of our field location facilities.

(2)	In the first quarter of 2022 and 2021, and the fourth quarter of 2021, the Company recorded gains on the disposition of miscellaneous drilling equipment in the respective quarter.

(3)	Purchase agreement costs were recorded in the fourth quarter of 2021 in connection with the Company's committed equity line of credit.

(4)

During the fourth quarter of 2021, the Company recorded non-cash income tax expense related to the inability to utilize net operating loss ("NOL") deferred tax assets to offset deferred tax losses due to an IRC Section 382 change in ownership occurring in October 2021 and the limitations therefrom placed upon the NOLs.

(5)	Loss on extinguishment of debt related to the unamortized deferred financing costs of the Term Loan in the first quarter of 2022.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211